Exhibit 99.1

JCPENNEY REPORTS SOLID FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS EXCEEDING SALES AND EARNINGS EXPECTATIONS

Company Outlines Fiscal 2011 Targets;
Announces $900 Million Share Repurchase Plan

Fourth Quarter and 2010 Highlights

•	Fourth quarter earnings of $1.09 per share, up 30% over last year
•	Merchandising initiatives drive 4.5 percent same store sales growth for the quarter
•	Liz Claiborne® and other exclusive brands deliver strong sales, attract new customers
•	Q4 gross margin rate in-line with expectations; expenses well-leveraged against sales
•	Adjusted Q4 operating income increased 13 percent versus last year
•	Strong financial condition, cash and cash equivalents of $2.6 billion

PLANO, Texas, Feb. 25, 2011 -- J. C. Penney Company, Inc. (NYSE: JCP) today reported income from continuing operations of $1.09 per share for the quarter ended Jan. 29, 2011, including the Company’s previously announced one-time restructuring charges of $0.08 per share.  Comparable store sales for the quarter grew 4.5 percent over last year due to the success of the Company’s merchandising initiatives, including the launch of exclusive brands such as Liz Claiborne, and the compelling value offered to customers through JCPenney’s private brands such as Worthington® and St. John’s Bay®.

Additionally, the Company announced its Board of Directors has approved a new $900 million open market share repurchase program to be funded using the Company’s existing cash reserves.  The Company expects to begin share repurchases under this program in March of this year.

Myron E. (Mike) Ullman, III, chairman and chief executive officer, said, “Our performance in 2010 reflects the strides we have made to deliver on our operating goals and position jcpenney as a retail industry leader.  This was particularly evident in the fourth quarter when the actions we took during the year -- including new growth initiatives and improvements across our merchandise assortments, redefining the jcp.com experience and driving efficiencies across our Company -- enabled us to achieve sales, market share and profitability growth that surpassed our expectations, and to establish a share buyback plan which will return value to our shareholders.”

In 2010, the Company became the exclusive department store retailer for Liz Claiborne, MNG by Mango® and Call it Spring® by The ALDO Group – attractions that brought new customers to jcpenney.  The Company ended the year with 231 Sephora inside jcpenney boutiques, and announced plans to open 76 additional locations in 2011, bringing this unique beauty offering and differentiated experience to more customers than ever before.  By the end of 2011, MNG by Mango and Call it Spring will each be in approximately 500 jcpenney locations across the country.

Fourth Quarter Operating Performance

Comparable store sales in the fourth quarter increased 4.5 percent over last year, ahead of the Company’s guidance for sales to increase 3 to 4 percent.  Total sales for the quarter increased 2.8 percent, and continued to be impacted by the Company’s exit of its catalog business.  Internet sales through jcp.com were $495 million in the fourth quarter, increasing 6.7 percent over last year.  Geographically, the best performance was in the southeast region of the country.  Overall, the strongest merchandise results were in men’s apparel, women’s accessories and Sephora inside jcpenney.  The continued strength in women’s accessories and the Sephora inside jcpenney boutiques reflects the success of the Company’s focus on enhancing the center core of its stores to provide both style and value for modern customers.

For the quarter, gross margin dollars increased $23 million, or approximately 1 percent over last year.  As a percent of sales, gross margin was in-line with the Company’s expectations and decreased approximately 60 basis points to 37.6 percent of sales, against the historic peak margins achieved in the fourth quarter of last year.  SG&A expenses decreased $45 million or 3.0 percent versus last year.  SG&A expenses were well leveraged as a percent of sales, decreasing 150 basis points to 25.7 percent of sales in the fourth quarter.  Total operating expenses were 29.6 percent of sales for the quarter.

Operating income for the fourth quarter increased 19.6 percent to $458 million or 8 percent of sales. The non-cash qualified pension plan expense was $55 million in the fourth quarter compared to $71 million in the same period last year.  Excluding the impact of the pension plan expense from both this year’s and last year’s fourth quarter, adjusted operating income as a percent of sales was 9.0 percent, compared to 8.2 percent last year.  A reconciliation of non-GAAP adjusted operating income is included with this release.

Full Year Operating Performance

For the full year 2010, comparable store sales increased 2.5 percent, in-line with the Company’s expectations for comparable store sales to increase low single digits for the year.  Internet sales through jcp.com grew $65 million to $1.5 billion for the year, increasing 4.4 percent over last year.  Total sales increased 1.2 percent for the year.  Total sales were approximately 130 basis points lower than same store sales due to the Company’s exit from its traditional catalog business.  In 2010, catalog sales totaled $454 million.

For the year, the Company’s gross margin increased $50 million over last year.  As a percent of sales, gross margin decreased just 20 basis points to 39.2 percent when compared to last year’s historic peak of 39.4 percent of sales.  For the year, SG&A dollars decreased $32 million or 0.6 percent when compared to last year.

Adjusted operating income, excluding qualified pension plan expense, increased $92 million in 2010.  As a percent of sales, adjusted operating income increased to 5.9 percent versus 5.5 percent last year.  Adjusted income from continuing operations was $2.16 per share compared with $1.86 per share last year.

The Company’s financial position remained strong in 2010, and the cash and cash equivalents balance as of fiscal year-end 2010 was approximately $2.6 billion.

2011 Outlook

Building upon the success of its strategic initiatives in 2010, the Company expects comparable store sales growth in 2011 to be in the low- to mid- single digit range.  Total sales are expected to grow in the low-single digit range in 2011. The Company noted that its total sales are expected to grow at a slower rate due to the discontinuation of its catalog business and the Company’s transition out of its outlet store business over the next two years.

In 2011, the Company is focused on holding its gross margins to approximately 39 percent, as a rate of sales, the same level it achieved in 2010.  With its in-house design, development and sourcing capabilities, the Company has executed several strategies to mitigate costing pressures in 2011 including product engineering, strategic and alternative raw material acquisitions and advance production planning.

For the full year, earnings per share are expected to be in the range of $2.00 to $2.10 per share. This guidance does not include the impact from the Company’s share repurchase program mentioned above.  Capital expenditures for the year are expected to be approximately $650 million to support the Company’s continued investment in its existing store base, as well as key merchandising and growth initiatives, including the expansion of MNG by Mango, Call it Spring by The ALDO Group and Sephora inside jcpenney.

For the first quarter of 2011 specifically, the Company expects comparable store sales to increase 3 to 5 percent over last year, with earnings in the range of $0.18 to $0.23 per share.  This includes one-time charges of $0.02 per share related to expenses associated with the renewal of the Company’s revolving credit facility ahead of its maturity in 2012, as well as $0.01 per share for restructuring charges as previously announced by the Company on January 24, 2011.  This guidance does not include the impact from the Company’s share repurchase program mentioned above.  The Company plans to announce its first quarter results on Monday, May 16, 2011.

Conference Call/Webcast Details

Management will host a live conference call and real-time webcast today, Feb. 25, 2011, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen-only mode.  To access the conference call, please dial (877) 407-0778, or (201) 689-8565 for international callers, and reference the J. C. Penney Company, Inc. Fourth Quarter Earnings Conference Call.  The telephone playback will be available for seven days beginning approximately two hours after the conclusion of the call by dialing 877-660-6853, account code 286, conference ID number 350566.   The live webcast may be accessed via jcpenney's Investor Relations page at jcpenney.net, on streetevents.com (for members) or on investorcalendar.com.  Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Kristin Hays and Angelika Torres; (972) 431-5500;
jcpinvestorrelations@jcpenney.com

Media Relations
Darcie Brossart (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About J. C. Penney Company, Inc.
J. C. Penney Company, Inc., one of America's leading retailers, operates over 1,100 jcpenney department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America’s families each year, the jcpenney brand offers a wide array of private, exclusive and national brands which reflect the Company’s vision to be America’s shopping destination for discovering great styles at compelling prices. Traded as “JCP” on the New York Stock Exchange, the $17.8 billion retailer is transforming its organization to support its Long Range Plan strategies to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders.  For more information visit, www.jcpenney.net.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

 ###

J. C. PENNEY COMPANY, INC. SUMMARY OF OPERATING RESULTS (Unaudited) (Amounts in millions except per share data)

	Three months ended			Twelve months ended
	Jan. 29,	Jan. 30,	% Inc.	Jan. 29,	Jan. 30,	% Inc.
	2011	2010	(Dec.)	2011	2010	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 5,703	$ 5,550	2.8%	$ 17,759	$ 17,556	1.2%
Gross margin	2,143	2,120	1.1%	6,960	6,910	0.7%
Operating expenses:
Selling, general and administrative (SG&A)	1,464	1,509	(3.0)%	5,350	5,382	(0.6)%
Qualified pension plan	55	71	(22.5)%	221	298	(25.8)%
Supplemental pension plans	9	10	(10.0)%	34	39	(12.8)%
Total pension	64	81	(21.0)%	255	337	(24.3)%
Depreciation and amortization	132	131	0.8%	511	495	3.2%
Pre-opening	1	1	0.0%	8	28	(71.4)%
Real estate and other, net	24	15	60.0%	4	5	(20.0)%
Total operating expenses	1,685	1,737	(3.0)%	6,128	6,247	(1.9)%
Operating income	458	383	19.6%	832	663	25.5%
Net interest expense	58	65	(10.8)%	231	260	(11.2)%
Bond premiums and unamortized costs	-	-	-	20	-	-
Income from continuing operations
before income taxes	400	318	25.8%	581	403	44.2%
Income tax expense	140	120	16.7%	203	154	31.8%
Income from continuing operations	$ 260	$ 198	31.3%	$ 378	$ 249	51.8%
Discontinued operations, net of income tax
expense of $4, $1, $4, and $1	11	2	100+%	11	2	100+%
Net income	$ 271	$ 200	35.5%	$ 389	$ 251	55.0%

Earnings per share from continuing
operations - diluted	$ 1.09	$ 0.84	29.8%	$ 1.59	$ 1.07	48.6%

Earnings per share - diluted	$ 1.13	$ 0.84	34.5%	$ 1.63	$ 1.08	50.9%

FINANCIAL DATA:
Comparable store sales increase/(decrease)	4.5%	(4.5)%		2.5%	(6.3)%

Ratios as a percentage of sales:
Gross margin	37.6%	38.2%		39.2%	39.4%
SG&A expenses	25.7%	27.2%		30.1%	30.7%
Total operating expenses	29.6%	31.3%		34.5%	35.6%
Operating income	8.0%	6.9%		4.7%	3.8%
Effective income tax rate	35.0%	37.8%		34.9%	38.2%

COMMON SHARES DATA:
Outstanding shares at end of period	236.7	236.0		236.7	236.0
Average shares outstanding (basic shares)	236.6	236.0		236.4	232.0
Average shares used for diluted EPS	239.0	237.3		238.0	233.1

SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Jan. 29,	Jan. 30,
	2011	2010
SUMMARY BALANCE SHEETS:
Cash in banks and in transit	$ 169	$ 163
Cash short-term investments	2,453	2,848
Cash and cash equivalents	2,622	3,011
Merchandise inventory	3,213	3,024
Income taxes receivable	334	395
Prepaid expenses and other	201	222
Property and equipment, net	5,231	5,357
Prepaid pension	763	-
Other assets	678	572
Total assets	$ 13,042	$ 12,581

Merchandise accounts payable	$ 1,133	$ 1,226
Other accounts payable and accrued expenses	1,514	1,630
Current maturities of long-term debt	-	393
Long-term debt	3,099	2,999
Long-term deferred taxes	1,192	817
Other liabilities	644	738
Total liabilities	7,582	7,803
Stockholders' equity	5,460	4,778
Total liabilities and stockholders' equity	$ 13,042	$ 12,581

	Twelve months ended
	Jan. 29,	Jan. 30,
	2011	2010
SUMMARY STATEMENTS OF CASH FLOWS:
Net cash provided by/(used in):
Total operating activities	$ 592	$ 1,573
Investing activities:
Capital expenditures	(499)	(600)
Proceeds from sale of assets	14	13
Total investing activities	(485)	(587)
Financing activities:
Proceeds from debt	392	-
Payments of debt	(693)	(113)
Financing costs	(14)	(32)
Changes in stock	8	1
Dividends paid	(189)	(183)
Total financing activities	(496)	(327)
Net (decrease)/increase in cash and cash equivalents	(389)	659
Cash and cash equivalents at beginning of period	3,011	2,352
Cash and cash equivalents at end of period	$ 2,622	$ 3,011

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

ADJUSTED OPERATING INCOME, INCOME FROM CONTINUING OPERATIONS AND EARNINGS PER SHARE
We define (i) adjusted operating income as operating income excluding the non-cash impact of the qualified pension plan and (ii) adjusted income from continuing operations and adjusted earnings per share from continuing operations as income from continuing operations and earnings per share from continuing operations, respectively, excluding the after-tax non-cash impact of the qualified pension plan.  We believe that the presentation of adjusted operating income, adjusted income from continuing operations, and adjusted earnings per share from continuing operations, which our management relies on to assess our operating results, is useful in order to better understand the operating performance of our core business, provide enhanced visibility into our selling, general and administrative expense structure and to facilitate the comparison of our results to the results of our peer companies. Unlike our normal operating expenses, pension expense is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors that are beyond our control, such as market volatility. We believe it is useful to investors to understand the impact of the non-cash qualified pension expense on our results of operations, which provides more meaningful year-over-year comparisons.

ADJUSTED OPERATING INCOME
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, a non-GAAP financial measure, which excludes the impact of the qualified pension plan:

	Three months ended			Twelve months ended
	Jan. 29,	Jan. 30,		Jan. 29,	Jan. 30,
	2011	2010	% Inc.	2011	2010	% Inc.
Operating income	$ 458	$ 383	19.6%	$ 832	$ 663	25.5%
As a percent of sales	8.0%	6.9%		4.7%	3.8%
Add: Qualified pension plan expense	55	71		221	298
Adjusted operating income (non-GAAP)	$ 513	$ 454	13.0%	$ 1,053	$ 961	9.6%
As a percent of sales	9.0%	8.2%		5.9%	5.5%

ADJUSTED INCOME FROM CONTINUING OPERATIONS
The following table reconciles income from continuing operations, the most directly comparable GAAP measure, to adjusted  income from continuing operations, a non-GAAP financial measure, which excludes the impact of the qualified pension plan:

	Three months ended			Twelve months ended
	Jan. 29,	Jan. 30,		Jan. 29,	Jan. 30,
	2011	2010	% Inc.	2011	2010	% Inc.
Income from continuing operations	$ 260	$ 198	31.3%	$ 378	$ 249	51.8%
Earnings per share from continuing
operations - diluted	$ 1.09	$ 0.84	29.8%	$ 1.59	$ 1.07	48.6%
Add: Qualified pension plan expense net of tax
of $21, $27, $86 and $114	34	44		135	184
Adjusted income from continuing operations
(non-GAAP)	$ 294	$ 242	21.5%	$ 513	$ 433	18.5%
Adjusted earnings per share from continuing
operations - diluted (non-GAAP)	$ 1.23	$ 1.02	20.6%	$ 2.16	$ 1.86	16.1%

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

FREE CASH FLOW

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities excluding discretionary cash contributions to our primary pension plan and associated tax impact, less capital expenditures and dividends paid, plus proceeds from the sale of assets. Adjustments to exclude discretionary pension plan contributions are more indicative of our ability to generate cash flows from operating activities. We believe discretionary contributions to our pension plan are more reflective of financing transactions to pay-down off- balance sheet debt relating to the pension liability. Free cash flow is a relevant indicator of our ability to repay maturing debt, both on and off-balance sheet, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Twelve months ended
	Jan. 29,	Jan. 30,
	2011	2010
Net cash provided by operating activities	$ 592	$ 1,573
Add:
Discretionary pension contribution	392	-
Proceeds from sale of assets	14	13
Less:
Tax benefit from pension contribution	(152)	(126)
Capital expenditures	(499)	(600)
Dividends paid	(189)	(183)
Free cash flow (non-GAAP)	$ 158	$ 677

Non-cash transaction: On May 18, 2009, we made a voluntary contribution of approximately 13.4 million newly issued shares of JCPenney common stock, valued at $340 million, to the J. C. Penney Corporation, Inc. Pension Plan.